MaoCo	Mao & Company, CPAs, Inc. 5670 Wilshire Blvd. Ste. 1740 Los Angeles, CA 90036 Tel. 916 273 3726 www.maococpa.com

August 18, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: China Green Lighting Limited

Dear Commissioners:

We have read the statements made by China Green Lighting Limited on its Form 8-K/A dated July 15, 2011 and provided to us on August 18, 2011, pursuant to Item 4.01 of Form 8-K/A. We agree with the statements in Item 4.01 concerning our firm in such Form 8-K/A.

We have no basis to agree or disagree with the statements of the registrant related to the new independent registered public accountants.

Very truly yours,

Los Angles, California